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                                                                   EXHIBIT 10.06

                                 OFFER LETTER

Mark Jung
600 Wallea Drive
Menlo Park, CA 94025

Re:       Employment Terms

Dear Mr. Jung:

The Board of Directors of Affiliation, Inc. is pleased to offer you the position of President and Chief Executive Officer of the Company and Member of the Board of Directors, on the following terms.

You will report directly to the Board of Directors. You will work at our facility located at 150 North Hill Drive, Brisbane, California.

Your compensation will be two hundred fifty thousand ($250,000.00) per annum, less payroll deductions and all required withholdings. You will be paid bi-weekly and you will be eligible for the following executive Company benefits: medical insurance, vacation, sick leave, and holidays. Details about these benefit plans are available for your review. Affiliation, Inc. may modify compensation and benefits from time to time as it deems necessary.

In connection with the commencement of your employment, the Company will sell to you one million three hundred eighteen thousand six hundred eighty-one (1,318,681) shares of the Company's Common Stock at a price of seven cents ($.07) per share, subject to a right of repurchase that shall expire ratably over four years. If your employment with the Company is terminated other than for Cause or if you resign for Good Reason (as Cause and Good Reason are defined in your Founder Stock Purchase Agreement dated February 1, 1999), fifty percent (50%) of the portion of the shares subject to the right of repurchase shall cease to be subject to that right of repurchase. If there has not been an Acquisition, Asset Transfer, or Qualified IPO (as those terms are defined in the Company's Charter as of the date hereof) the Company will repurchase any or all of the shares, at your option, on or after the fourth anniversary of your acceptance of this agreement, at a per share price as determined by (i) mutual agreement; or if the parties cannot reach agreement, (ii) by averaging the valuations of one independent valuation service selected by you and one independent valuation service selected by the Company. In the event that the lower of the two valuations shall be less than eighty percent (80%) of the larger of the two valuations, a third valuation service shall be mutually agreed upon by the two chosen valuation services, and the valuation of that mutually agreed upon valuation service shall be binding on the parties, so long as that valuation falls between the valuations of the two initial valuation services. In the event that the third valuation is below the lower of the two initial valuations, then the lower initial valuation shall be binding on the parties. In the event that the third valuation is above the higher of the two initial valuations, then the higher initial valuation shall be binding on the parties. The Company will pay for such repurchased shares immediately in cash and/or cancellation of indebtedness, so long as the total amount payable to you does not
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exceed five million dollars ($5,000,000). If the total amount payable to you exceeds five million dollars ($5,000,000), then five million dollars ($5,000,000) shall be paid immediately, and any excess over five million dollars ($5,000,000) (the "Excess Amount") shall be paid in three (3) annual installments, as follows:

          One (1) year from date of exercise...... 1/3 of the Excess Amount
          Two (2) years from date of exercise..... 1/3 of the Excess Amount
          Three (3) years from date of exercise... 1/3 of the Excess Amount

In addition, all accrued and unpaid interest will be paid at each payment date. Interest shall be calculated by multiplying the unpaid Excess Amount by the prime rate minus seventy-five hundredths of one percent (0.75%), both measured as of the option date or the first business day following the most recent scheduled payment date, whichever is more recent.

The Company will accept as payment for the Common Stock a note for the entire purchase price, provided that the note shall be collateralized by the shares, which shares shall cease to be collateral as the note is repaid or forgiven. The Board of Directors will forgive the principal amount of the note as the stock vests and is released from the repurchase option (including any acceleration of vesting upon termination without Cause or resignation for Good Reason) beginning as of February 1, 1999, provided that you remain in the employment of the Company. The Board of Directors will forgive the entire outstanding amount of the note in the event of a merger, initial public offering or sale of all or substantially all of the assets of the Company. The Board of Directors will forgive all accrued interest on the note monthly.

As a Affiliation, Inc. employee, you will be expected to abide by Company rules and regulations, acknowledge in writing that you have read the Company's Employee Handbook, and sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Affiliation, Inc. proprietary information.

You may terminate your employment with the Company at any time and for any reason whatsoever with or without good reason simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter, and return it to me by January 31, 1999, if you wish to accept employment at Affiliation, Inc. under the terms described above. If you accept our offer, we would like you to start on February 1, 1999.
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We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,


/s/ Chris Anderson
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Affiliation, Inc.
By Chris Anderson



ACCEPTED:


/s/ Mark Jung
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Mark Jung

     February 1, 1999
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Date